PRESS RELEASE -
For immediate release


CONTACT:  Ed Truitt
          Cavion Technologies
          720-875-1965
          etruitt@cavion.com


                        CAVION ANNOUNCES DOWNSIZING


ENGLEWOOD, CO - DECEMBER 18, 2000 -- Cavion Technologies (Nasdaq: CAVN) announced today that it was unable to meet its payroll on Friday, December 15, 2000. While the Company was hopeful that it would raise funds over the weekend sufficient to fund Friday's payroll, it was unable to do so. Cavion plans to use all reasonable efforts to keep its network running by utilizing a downsized staff until such time as additional funds can be raised or the Company is sold. While the Company is pursuing these solutions, there is no guarantee that either will be achieved. The Company is considering other options as well, including seeking bankruptcy protection.

ABOUT CAVION

Cavion Technologies offers products and services for secure business-to-business communications and secure Internet financial products and services designed specifically for the needs of credit unions. The company's Internet software products include secure Internet access, online transactional banking, cellular access, online bill payment, and online loan decision products along with enabling software for kiosks.

Cavion is also building and managing a secure private communications network called CUiNET (Credit Union interactive Network) exclusively for the credit union industry. CUiNET provides a secure, high-speed communications platform for the delivery of services, transactions and information to and from credit unions and related organizations, such as trade organizations, corporate credit unions and credit union vendors.

Cavion, www.cavion.com, currently serves 231 credit union entities in 36 states. The company's headquarters are located at 6446 South Kenton Street, Englewood, CO 80111. Its telephone number is 720-875-1900.

This press release contains forward-looking statements. Cavion uses words such as "anticipate", "believe", "expect", "future", "may", "will", "should", "plan", "projected", "intend" and similar expressions to identify forward-looking statements. These statements are based on the company's beliefs and the assumptions it made using information currently available to it. Because these statements reflect the company's current views concerning future events, these statements involve risks, uncertainties and assumptions. The actual results could differ materially from the forward-looking statements. Some, but not all, of the factors that may cause these differences are discussed in the risk factors section of the company`s periodic filings under the Securities Exchange Act of 1934 and its registration statements under the Securities Act of 1933. In any event, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.